Exhibit 10.1

NINTH LEASE MODIFICATION AGREEMENT

Ninth Lease Modification Agreement made as of December 15, 2015, (this “Agreement”) by and between Moklam Enterprises, Inc., a New York corporation with an address at c/o Yuco Management, Inc., 200 Park Avenue, 11th Floor, New York, New York 10166 (hereinafter referred to as “Owner”), and Take-Two Interactive Software, Inc., a Delaware corporation with an address at 622 Broadway, New York, New York 10012 (hereinafter referred to as “Tenant”).

W I T N E S S E T H:

Whereas, Owner is the lessor and Tenant is the lessee under that certain lease agreement dated as of July 1, 2002, as amended by agreement dated July 1, 2002 (the “First Modification”), agreement dated as of November 15, 2002 (the “Second Modification”), agreement dated as of October 14, 2003 (the “Third Modification”), agreement dated as of May 11, 2004 (the “Fourth Modification”), agreement dated as of March 26, 2010 (the “Fifth Modification”), agreement dated as of January 18, 2012 (the “Sixth Modification”), agreement dated as of April 8, 2014 (the “Seventh Modification”) and agreement dated as of January 5, 2015 (the “Eighth Modification”) (such lease agreement, as modified by the First Modification, the Second Modification, the Third Modification, the Fourth Modification, the Fifth Modification, the Sixth Modification, the Seventh Modification and the Eighth Modification, is hereinafter referred to as the “Original Lease”) covering the entire third, fourth, fifth and sixth floors and the roof deck in the building known as 622 Broadway, New York, New York (the “Building”), having a term expiring on March 31, 2023; and

Whereas Owner and Tenant desire to further modify and supplement the Original Lease as set forth below, upon and subject to the terms and conditions hereinafter set forth.

Now, therefore, in consideration of the premises and the mutual covenants herein contained, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereby agree to further modify and supplement the Original Lease as follows:

1.                                      Definition of Lease.  For purposes of this Agreement, the term “Lease” shall mean the Original Lease as amended by this Agreement, except as may otherwise be specifically indicated in this Agreement or as the context may otherwise require.

2.                                      Tenant Improvement Allowance.  The provisions of paragraph 5 of the Sixth Modification, which were amended and restated in their entirety in paragraph 3 of the Seventh Modification, and which were further amended pursuant to paragraph 3 of the Eighth Modification, are hereby further amended as follows:

(i) the Alterations Outside Completion Date is hereby changed to November 15, 2015;

(ii) the date of “October 10, 2014” appearing in Section 5.3 of the Sixth Modification, as amended and restated in paragraph 3 of the Seventh Modification, is hereby changed to December 10, 2015; and

(iii) the date of “April 10, 2015” appearing in Section 5.8 of the Sixth Modification, as amended and restated in paragraph 3 of the Seventh Modification, is hereby changed to September 10, 2016.

3.                                      Owner’s Building Improvement Work.

3.1.                            The provisions of Paragraph 5.1 of the Seventh Modification are hereby amended as follows:

(i)                                     the period of twelve (12) months referred to in the fourth (4th) sentence of Paragraph 5.1 (a) is hereby extended to fifteen (15) months;

(ii)                                  the last three sentences of Paragraph 5.1 (a) are hereby deleted and replaced with the following provisions:

“However, Owner will provide Tenant with at least fifteen (15) days’ advance notice of an eighty (80) consecutive business day construction period for the window replacement portion of Owner’s Building Improvement Work (such eighty (80) consecutive business day construction period is hereinafter referred to as the “Overall Window Construction Period”).  Access to the 4th and 5th floors of the Premises for the performance of such work shall be granted to Owner and Owner’s contractors for the initial forty (40) consecutive business day period of the Overall Window Construction Period (such initial forty (40) consecutive business day period is hereinafter referred to as the “First Window Construction Period”), and thereafter access to the 3rd and 6th floors of the Premises for the performance of such work shall be granted to Owner and Owner’s contractors for the immediately succeeding forty (40) consecutive business day period of the Overall Window Construction Period (such immediately succeeding forty (40) consecutive business day period is hereinafter referred to as (the “Second Window Construction Period”).  It is understood that the First Window Construction Period shall not overlap with the Second Window Construction Period, except to the extent expressly requested by Owner.  However, if the window replacement work on the 4th and 5th floors of the Premises shall be substantially completed prior to the expiration of the First Window Construction Period, then, at Owner’s election, the Second Window Construction Period shall be extended by the number of business days falling during the period commencing on the date of substantial completion of the window replacement work on the 4th and 5th floors of the Premises through the date of expiration of the First Window Construction Period, as shall be reasonably determined by

Owner.  Also, Exhibit A is hereby modified to reflect that one (1) window located on each floor of the Premises situated in the vicinity of the freight elevator shaft on the Crosby Street side of the Building [a total of four (4) windows] may not be replaced during the Overall Window Replacement Period and, accordingly, Owner shall have the right to replace such windows as part of Owner’s Building Improvement Work at any time during the period that Owner’s Building Improvement Work may be performed.  Additionally, if any of the windows which are to be installed or which shall be installed in connection with Owner’s Building Improvement Work are defective, shall be damaged, or shall otherwise require repair or replacement, Owner shall be permitted to perform any required repair or replacement work relating to such windows and shall be granted reasonably prompt access to the Premises for such purpose, notwithstanding that the forty (40) consecutive business day access period for the floor on which such window is located which is provided for in this Paragraph 5.1(a) shall have expired.  The Overall Window Construction Period, the First Window Construction Period and the Second Window Construction Period shall each be subject to extension due to occurrences of Tenant Delay and Force Majeure, and shall each also be subject to such extension as shall be reasonably necessary to compensate for changes to the scheduling of the performance of the window replacement portion of Owner’s Building Improvement Work which shall be made by Owner in order to accommodate requests by Tenant.”

(iii)                               the period of approximately sixteen (16) consecutive weeks referred to in Paragraph 5.1 (b) is hereby changed to approximately twenty (20) consecutive weeks;

(iv)                              the following provisions are hereby added at the end of Paragraph 5.1 (a):

“In connection with the performance of the window replacement portion of Owner’s Building Improvement Work, Owner and Owner’s contractors shall have reasonable access to all of the windows of the Premises through the interior of the Premises, and not later than the business day immediately preceding the date that the window replacement work is to be commenced on each floor of the Premises, Tenant shall arrange for all items of furniture, equipment and personal property situated within five (5) feet from the windows on such floor to be removed and relocated to a protected area during the entire period that the window replacement work on such floor shall be performed, except solely for the items of furniture, equipment and personal property set forth on Schedule A annexed to this Agreement, which items Owner and Tenant agree are not possible or are impracticable to be so removed or relocated.  All other items of furniture, equipment and personal property of Tenant in the remaining vicinity of the work area of the window replacement portion of Owner’s Building Improvement Work shall be adequately secured by Tenant, and Owner shall direct Owner’s contractor performing the window replacement portion of Owner’s Building Improvement Work to use commercially reasonable efforts to prevent damage to such remaining items of furniture, equipment and personal property by dust, debris, wind, rain and other weather conditions, and any other conditions arising out of the performance of Owner’s Building Improvement Work by utilizing customary construction procedures and practices, such as the use of plastic protective covering sheets.  Notwithstanding the foregoing, it shall be Tenant’s affirmative obligation to remove from each such office and other area of the Premises in which window replacement work is being performed, and to relocate to a protected area, during the entire period that such window replacement work is to be performed, all artwork and any valuable items of personal property, and neither Owner nor any of Owner’s contractors, agents or employees shall have any liability or responsibility whatsoever with respect to any loss or damage with respect to any such items.  Additionally, if Owner’s contractor shall remove any existing window in an office or other portion of the Premises as part of Owner’s Building Improvement Work on any working day, then Owner shall direct Owner’s contractor to install a replacement window by the end of such working day if such installation shall be reasonably possible; provided, however, that any adjustments, finishing work, repair or associated work, or clean-up, required after a window is replaced may be completed after the end of such working day but as promptly as reasonably possible.  Notwithstanding the foregoing, if a replacement window is not installed by the end of such working day, Owner shall direct Owner’s contractor to install protective plastic covering in the window opening at the conclusion of such working day until the window replacement work in such office or other portion of the Premises shall recommence; and

(v)                                 the following schedule is added as Schedule A to the Seventh Amendment:

Schedule A

Items Not to be Removed and Relocated

Description of Item	Location of Item
Desk located directly against one window	6th Floor (Crosby Street side)
Furniture located directly against windows	3rd Floor (Broadway side)

3.2.                            The provisions of Paragraph 5.4. of the Seventh Modification are hereby amended and restated in their entirety, as follows:

“Subject to the terms hereof, Tenant shall pay to Owner, by official bank check or wire transfer, the sum of nine hundred seventy-five thousand five hundred and 00/100 ($975,500.00) dollars, as a non-refundable contribution by Tenant towards the cost of Owner’s Building Improvement Work.  Such amount shall be payable as follows:

(a) on Owner’s Improvement Commencement Date, Tenant shall pay Owner the sum of five hundred fifty-three thousand and 00/100 ($553,000.00) dollars; and

(b) commencing on the date Owner shall achieve substantial completion of Owner’s Building Improvement Work, as such date shall be reasonably determined by Owner (“Owner’s Improvement Substantial Completion Date”), and on the date which shall be one (1) month thereafter for a total of two (2) such monthly payments, Tenant shall pay to Owner the sum of two hundred eleven thousand two hundred fifty and 00/100 ($211,250.00) dollars per month for a total of four hundred twenty-two thousand five hundred and 00/100 ($422,500.00) dollars.”

3.3.                            Owner and Tenant hereby acknowledge and confirm that, notwithstanding that Owner has performed some preliminary demolition and other work relating to Owner’s Building Improvement Work (as such term is defined in the Seventh Modification), Owner’s Improvement Commencement Date (as such term is defined in the Seventh Modification) has not yet occurred.  Owner shall give notice to Tenant of Owner’s Improvement Commencement Date, as shall be determined by Owner after all of the Municipal Approvals (as such term is defined in the Seventh Modification) have been received by Owner pursuant to the provisions of Section 5.1 of the Seventh Modification.  Prior to commencing Owner’s Building Improvement Work, Owner shall discuss with Tenant in good faith the determination of Owner’s Improvement Commencement Date.  However, it is understood that the determination of Owner’s Improvement Commencement Date shall be made solely by Owner in Owner’s sole and absolute discretion.  Further, it is understood that in no event shall Owner’s Building Improvement Work be required to be performed at any times or on any days other than during normal business hours on business days.  Owner shall endeavor to schedule the performance of Owner’s Building Improvement Work in such manner as to avoid excessive interference with Tenant’s work spaces in the Premises during business hours to the extent reasonably practicable without causing undue delay of, or disruption to, the performance of Owner’s Building Improvement Work, including, without limitation, evaluating in good faith the feasibility of performing certain portions of Owner’s Building Improvement Work during non-business hours (i.e., 5:00 pm on a business day until 9:00 a.m. on the next succeeding business day) and/or on non-business days.  Tenant shall compensate Owner for seventy-five (75%) percent of all increased actual and documented costs and expenses incurred by Owner arising out of or in connection with any such non-business hour or non-business day performance of any portion(s) of Owner’s Building Improvement Work, as shall be determined by Owner in good faith (including, without limitation, Owner’s overhead expenses calculated at a 1.5 multiple of Owner’s actual and documented, out-of-pocket overtime charges incurred for non-business hour and non-business day work performed by third parties, and at a 1.5 multiple of all other actual and documented, out-of-pocket costs incurred by Owner in connection with such overtime work, as per historical practice between Owner and Tenant).  All determinations as to the scheduling of Owner’s Building Improvement Work, including as to whether any such non-business hour and/or non-business day portion(s) of Owner’s Building Improvement Work shall be feasible, shall be made in good faith by Owner, in Owner’s sole and absolute discretion, based upon Owner’s discussions with Owner’s contractor and Tenant with regard thereto.

4.                                      Paragraph 6 of the Seventh Modification is hereby amended by the addition of the following at the end thereof:

“, as same may hereafter be amended.”

5.                                      Brokers.  Owner and Tenant each warrant and represents that there was no broker, finder or like agent instrumental in consummating this Agreement and that such party had no dealings, communications, conversations or prior negotiations with any brokers, finders or like agents concerning the modification of the Lease pursuant to this Agreement.  Each representing party covenants and agrees to pay, indemnify and hold the other party harmless from and against any and all claims for all brokerage commissions, fees or other compensation by any brokers claiming to have dealt with such representing party in connection with this Agreement or arising out of any conversations or negotiations had by such representing party with any brokers concerning the modification of the Lease pursuant to this Agreement, and for any and all costs, expenses (including, without limitation, reasonable attorneys’ fees, disbursements and court costs), liabilities and penalties incurred by the indemnified party in connection with or arising out of any such claims. The provisions of this section shall survive the expiration or earlier termination of the Lease.

6.                                      Negotiation and Execution.  It is specifically acknowledged by the parties that this Agreement is the result of substantive negotiations between the parties and that this Agreement has been executed and delivered by each of the parties upon the advice of independent legal counsel.  It is understood and agreed that all parties shall be deemed to have prepared this Agreement in order to avoid any negative inference that might be drawn against the preparer thereof.

7.                                      Certain Definitions.   Each of the capitalized terms in this Agreement which are not otherwise defined herein shall have the meaning ascribed to such term in the Original Lease.

8.                                      Inducement to Owner and Tenant.   As a material inducement to each of Owner and Tenant to execute this Agreement, each party hereby acknowledges and represents to the other party that, to the best of the representing party’s actual knowledge, the other party is not in default of any of the terms, covenants, provisions, warranties, representations and conditions of the Original Lease through the date hereof and that there are no offsets or defenses thereto.

9.                                      Ratification.   Except as may be otherwise set forth in this Agreement, all of the terms and provisions of the Lease are hereby ratified and confirmed and shall remain unmodified and in full force and effect.  Additionally, the parties confirm and agree that the revocable license agreement between the parties dated September 11, 2006, as amended December 31, 2012, covering additional space in the Building, is unaffected by this Agreement and hereby is ratified and confirmed and shall remain unmodified and in full force and effect.

10.                               Successors and Assigns.   The covenants, agreements, terms, provisions and conditions contained in this Agreement shall bind and inure to the benefit of the parties hereto and their respective successors, legal representatives and permitted assigns, if any.

11.                               Waiver.   The failure of a party at any time to enforce any provision hereunder shall in no way affect the right of that party thereafter to enforce the same or any other provision of this Agreement; nor shall the waiver by a party of the breach of any provision hereof be taken or held to be a waiver of any subsequent breach of any such provision or as a waiver of any other provision hereof.

12.                               Modification.   This Agreement may not be modified orally, but only by an agreement in writing signed by the party against whom enforcement of any waiver, change, modification or discharge is sought.

13.                               Void or Unenforceable Provisions.   If any provision of this Agreement is found to be void or unenforceable by a court of competent jurisdiction, the remaining provisions of this Agreement shall nevertheless be binding upon the parties with the same force and effect as though the void or unenforceable part had been severed and deleted.

14.                               Inconsistent Provisions.   It is in the intent of the parties that this Agreement and the Original Lease are to be read and construed together, to the extent reasonably possible.  However, in the event of any conflict or inconsistency between the terms and provisions of this Agreement and the terms and provisions of the Original Lease, then the terms and provisions of this Agreement shall govern and be binding.

15.                               Captions.   The captions for each of the sections of this Agreement are inserted for convenience only and shall have no meaning or relevance to the construction or interpretation of this Agreement.

16.                               Conditions to Binding Agreement.   This Agreement shall not be binding upon Owner unless and until at least two originals hereof have been executed by Tenant and counter-executed on behalf of Owner and at least one of such originals shall have been returned to Tenant or Tenant’s attorneys.

In witness whereof, the parties hereto have executed this Agreement as of the day and year first above written.

Witness:	Moklam Enterprises, Inc.

	By:	/s/ Raymond H. Yu
		Name:	Raymond H. Yu
		Title:	President

Take-Two Interactive Software, Inc.

/s/ Aaron Diamond	By:	/s/ Daniel Emerson
		Name:	Daniel Emerson
		Title:	EVP + GC

State of New York    )

 : ss.

County of New York)

On the 18th day of December in the year 2015, before me, the undersigned, a Notary Public in and for said State, personally appeared Raymond H. Yu,  personally known to me or proved to me on the basis of satisfactory evidence to be the individual whose name is subscribed to the within instrument and acknowledged to me that he executed the same in his capacity, and that by his signature on the instrument, the individual, or the person upon behalf of which the individual acted, executed the instrument.

/s/ Yung Wen Huang
Signature and Office of individual
taking acknowledgment

State of New York    )

 : ss.

County of New York)

On the 18th day of December in the year 2015, before me, the undersigned, a Notary Public in and for said State, personally appeared Daniel Emerson, personally known to me or proved to me on the basis of satisfactory evidence to be the individual whose name is subscribed to the within instrument and acknowledged to me that he executed the same in his capacity(ies), and that by his signature on the instrument, the individual, or the person upon behalf of which the individual acted, executed the instrument.

/s/ Christopher Hamilton
Signature and Office of individual
taking acknowledgment